EXHIBIT 16.1

MALONEBAILEY LLP
HOUSTON, TEXAS

August 16, 2011

Securities and Exchange Commission
100 F Street, N.W.
Washington, DC 20549-7561

Dear Sirs/Madams:

We have read Item 4.01 of Eco Ventures Group, Inc.’s  (the “Company”) Form 8-K dated August 16, 2011, and are in agreement with the statements relating only to MaloneBailey LLP contained therein. We have no basis to agree or disagree with other statements of the Company contained therein

Very truly yours,

s/s MaloneBailey LLP